Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements (Nos. 33-75308, 33-45810, and 333-34077) of Alliance Gaming Corporation and Subsidiaries on Form S-8 of our report dated July 24, 2002, appearing in this Annual Report on Form 10-K of Alliance Gaming Corporation and Subsidiaries for the year ended June 30, 2002.

DELOITTE & TOUCHE LLP
Las Vegas, Nevada
September 23, 2002